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                                LAKE FOREST BANK
                                & TRUST COMPANY

                                      OUR
                                     STORY

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Do You Remember When You First Started Here?

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  At one time or another,  all of us have had one of "those  days." You know,  a day when there's a line at the copier, you haven't had time to start that assignment that's due in one hour, you have a meeting in 10 minutes but you still have to return a couple of phone calls from customers. We've all had days like that, haven't we?

  Because we're all so busy, it's easy to lose sight of why we actually do what we do here at Lake Forest Bank & Trust. That's why it's important to look back and remind ourselves why we're here in the first place, and what we stand for.


A Short Refresher Course On Our Not-So-Distant Past

  It was obvious. Local residents and business needed a new, old bank.

  The idea of opening an old-fashioned community bank for Lake Forest began in early 1991. At that time, many of the banks had become owned and operated by giant corporations with headquarters in other cities, other states, even other countries. Lake Forest's branches of these megabanks had to satisfy big investors, pay lots of overhead and support long, expensive chains-of-command.

  That meant these banks were now charging fees for things that used to be free. They even started to charge for talking to a teller. Banking hours grew shorter. Major corporations and large "preferred" customers took priority over small businesses and most local folks. Policies were made for the good of the bank, not for the good of its customers.

  Old-fashioned personal service had become more and more impersonal as it became more and more automated. The best employees were promoted to someplace else. Restrictions and rate structures were designed to accommodate huge areas of the globe instead of being in tune with the unique needs of a smaller community. Loan applications had a long way to travel for approvals. Employees didn't know their customers, and the customers didn't even recognize the employees. Customers were treated like strangers.

  The local neighborhood bank with friendly personal service had become a thing of the past.

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Our Humble Beginnings

  In September, 1991, our bank's President and Executive Vice President met in front of the 664 Western Avenue building and looked upon what would become Lake Forest Bank & Trust Company's temporary home.

  They worked out of a 9' x 12' office with a desk, a card table, fax, a computer and, for inspiration, a picture of John Wayne on the wall. As the build-out took place around them, what was formerly a number of small offices soon began to take shape as a bank. Marketing plans solidified, the bank's investors put in their capital, employees were hired, furniture and forms were ordered and the bank's permit to open was issued.

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  At  7:00a.m.,  December 27, 1991,  Lake Forest Bank & Trust  Company,  with 12 employees, opened for business. Up until then, we wondered if the return to "community banking" concept would be accepted. It sure was! People sitting in half a dozen cars with their engines running couldn't wait to be our first depositors.

  For the next month, we had lines waiting to open accounts. Since our space was so small, we sent our new customers next door to the Lake Forest Food & Wine Shop, bought them coffee and then brought them back into the bank, where we could give them our full attention and open their accounts. We processed new accounts until 9:00 or 10:00 each night. Wow, what a beginning! But, little did we know it was only the beginning.

Growing To Meet Our Customers' Needs

  Shortly after opening in our temporary quarters, we began to plan our permanent Drive-Thru/Walkup facility for the corner of Bank Lane and Wisconsin Avenue.

  At 8:30a.m., on April 17, 1993, one of our first Junior Savers cut the ribbon to officially open the facility. Even more exciting, at 9:00a.m. we held our ground breaking ceremony to begin construction of our permanent bank building. One year later, on April 18, 1994, we opened 727 Bank Lane. A few months later, on December 5, 1994, we opened "the New


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Lake Bluff Bank" on Scranton Avenue, to better serve our Lake Bluff customers.

  Seeing a need to service our customers West of Route 41, we opened a facility in May, 1995, on the corner of Waukegan Rd. and Conway Drive. And, a year later, we opened a Drive-Thru/Walkup location in the West Lake Forest Metra station.

  For some time, we had our eyes open for an opportunity to establish a facility in Highwood. The former Bank of Highwood was originally started with the same community banking philosophy we had established here in Lake Forest. In late 1993, they were sold to Colonial Bank and only three months later, to First Star! The "spirit" of community banking was quickly lost. We had a strong desire to bring that spirit back to Highwood and the Town of Fort Sheridan, so we started Bank of Highwood-Fort Sheridan in 2000. We opened in a temporary facility in February and moved to our beautiful new permanent facility on Sheridan Road in September of that same year. In May 2002, we opened Highland Park Bank & Trust, again out of a humble temporary facility, located in Port Clinton Square across from the train station. All of these locations have been carefully thought out as ways to serve our customers better.

  Throughout our brief history, we have carefully thought out why we should open a facility at a particular location and what it would mean to the residents in that area. The overriding factor has been our belief that, without a doubt, we could provide a level of personal, friendly and knowledgeable service unrivaled by any other bank.

Wintrust - A Family of Community Banks

CUSTOMER AND COMMUNITY FIRST

  Even before Lake Forest Bank & Trust Company opened its doors, our directors, senior officers and investors knew this was going to be only the first of a number of community banks we wished to open in the Chicago suburban area. We knew Lake Forest was not unique in needing the banking services only a true community bank could provide.

  Drawing on past associations with the best community bankers in the Chicago area, other banks were opened and staffed with talented people who had the same "customer and community first" philosophy that has proven so successful for us. Many of these employees were already living in the community in which the banks

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opened.  These employees knew their communities and their communities knew them.
Many of the people who invested in Lake Forest Bank & Trust Company also invested in each of these new community banks.

  You see, we all believed very strongly in what we were doing. And we still do. Over the years, our family of banks has shared ideas and talents which has helped us compete successfully with the mega banks, even though they have many more resources than us "little" guys. It's also helped us provide better service to our customers. By joining forces, we have been able to offer cheaper loans, pay better interest rates, respond to customers faster, be more flexible, and offer more innovative products.

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  In fact, this informal  affiliation  with our entire family of community banks proved so valuable that in September, 1996, we decided to formalize it.

  All of these banks were then joined together under one holding company called Wintrust Financial Corporation. The board of directors of this holding company is made up of directors from each of the partners (a number of our own bank's directors currently serve on the Wintrust board). But they are not involved in the day-to-day operations of the banks - the current bank boards continue that responsibility. This is because every board member understands how important it is to keep the management of a community bank right in its own community.

Who Are Our Sister Companies?

  They're a young, very successful group. And they all live not too far from us. These partners, however, have more in common than geography. All are de novo community banks that started from scratch and went on to become the fastest growing family of banks in Illinois. And all of them started just like us -- with a great idea and the desire to provide the best customer service, bar none.

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HINSDALE BANK & TRUST: Established October, 1993. This is the second oldest bank and has locations in Hinsdale, Clarendon Hills, Western Springs and Riverside.


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NORTH SHORE  COMMUNITY  BANK & TRUST:  Established in October,  1994.  This bank operates in Wilmette, Winnetka, Glencoe and Skokie.

LIBERTYVILLE BANK & TRUST: Established in October, 1995. It has locations in Libertyville and Wauconda.

BARRINGTON BANK & TRUST: Established in December of 1996, serves the Barrington and Hoffman Estates area.

CRYSTAL LAKE BANK & TRUST: They opened in 1997 and have locations in Crystal Lake and McHenry.

NORTHBROOK BANK & TRUST: This is our newest bank and it opened in 2000.

  While   additional   members  of  Wintrust  are  not  banks,   they  do  offer
complementary financial services for which our customers have expressed a need. They are:

WAYNE HUMMER INVESTMENTS

  Since 1931, Wayne Hummer Investments has been providing a full-range of investment products and services tailored to meet specific needs of individual investors in Chicago and throughout the country. Wayne Hummer is a well respected name in the brokerage business that services a very loyal, affluent client base. They operate offices in Chicago, Illinois and Appleton, Wisconsin. Wayne Hummer Investments has approximately 150 employees, including over 40 active brokers, and is a member of the New York Stock Exchange, the Chicago Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers.

WAYNE HUMMER TRUST COMPANY
provides trust and investment products and services to individuals and businesses in our community bank markets. We found it advantageous to provide these services to all our community banks from one trust company that has the combined resources necessary in that business. Wayne Hummer Trust Company also embraces our same "customer-first" philosophy. While Lake Forest houses headquarters and operations, Wayne Hummer Trust Company also has employees dedicated to and located at most other Wintrust community banks.

CUSTOMER FIRST PHILOSOPHY

WAYNE HUMMER ASSET
MANAGEMENT COMPANY,
established in 1981, is the investment management arm of Wayne Hummer and is advisor to the Wayne Hummer family of mutual funds. The Wayne Hummer family of funds includes the Wayne Hummer Growth Fund, the Wayne Hummer

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CorePortfolio  Fund,  the Wayne Hummer  Income Fund,  and the Wayne Hummer Money
Market Fund. The investment management group provides advisory services to individuals and institutions, municipalities, and tax-exempt organizations.

WHAT IS COMMUNITY BANKING?

IT ALL BEGINS WITH THE CUSTOMER

  It's important that the first group of people to meet and discuss starting our bank were not only professional bankers, but were also long time residents. Their idea for a new bank was not based on profit projections, asset management or bottom lines. It was based, instead, on people's wants and needs.

  They knew people wanted a bank where they are known by name and made to feel welcome as soon as they walk in the door; a place where when somebody says, "Can I help you?" they mean it, and where no one ever has to pay a fee for visiting with a teller.

  People want the kind of bank that will service them for life - where parents can take their kids to learn about banking and saving, and maybe even meet the bank's president. They want a bank where older kids can get help all the way through college; where all of a family's financial events, from the household checking account to trust and estate planning, will be as important to the bank as they are to the family; where older folks can find security and comfort in specially tailored senior products and services.

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  People want to keep it local. A bank's management  should live nearby,  and be involved with community events. The bank should become an important part of the community, help it solve its problems and plan for its future. And, the bank's profits should stay close to home and be used to help local business and community development.

  They want their bank to be so efficient and smart and innovative that it can match or do better than any rate or promise its largest competitors would offer.

  And finally, people want a bank that is a good neighbor, friendly, helpful and generous.

  As it turns out, local residents wanted a community bank like

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ours.  As soon as it opened in 1991,  it became one of the  fastest  growing new banks in Illinois history.

COMMUNITY OWNERSHIP

  One of the early decisions was to offer
the ownership of the new bank to as many local people as possible, rather than have it owned by a few big investors. Not only would this create many immediate and loyal customers, it would make the bank a true community bank. So stock was offered in smaller portions than usual, and local folks were invited to participate.

  It worked. Many residents became stockholders. Their children, too. Almost all of the original investors were from the area. And most of them also became customers. That means when a customer comes into the bank, he or she is automatically treated like a stockholder.

  As you might imagine, having that many owners dropping in on us keeps us on our toes. But once you realize all they want from their bank is what we all want
- a warm welcome, cheerful help and a sincere appreciation for their business - they seem like family coming in for a visit.

  This local ownership is also evident in the make-up of the bank management and Board of Directors, all of whom live in the area.

GUIDING PRINCIPLES

  Just to make sure future bank directors, management teams, and staff don't forget the kind of bank the founders wanted, we've developed the following six important reminders to keep everybody on track.

OUR PURPOSE
  We will provide families, individuals and businesses with a modern, full-service banking facility that's unique because it's run by local people who are meeting the area's need for a friendly, neighborly, well-run community bank.

OUR MOST IMPORTANT ASSET IS YOU

OUR CUSTOMER
  We will treat every customer as an important depositor, a stockholder and a good neighbor. They must receive "the best darn customer service around -- bar none!"

OUR PRODUCT
  Our basic product is service. We help our customers save, spend, borrow and invest their money safely and wisely. If we are to be successful as a community bank, we must put the welfare of our customers first. It's as simple as that.

OUR COMMUNITY
  We believe  that a true

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community  bank  should be  active  in  bringing  about  positive  change in the community. We must be good citizens of our village and encourage all our staff to become involved with local events. And we must, to the extent possible, endeavor to hire employees, contract for services and buy products from our community.

OUR STOCKHOLDERS
  Our stockholders are also very important to us. Most of them have invested their trust and their beliefs as well as their money into the idea and future of our banks. The management, directors and staff should always work to justify that investment.

OUR EMPLOYEES
  We must work hard to attract the brightest and friendliest employees possible and let them know how critical they are to our success. The best way to attract the kind of employees we want is to offer good pay, job security, generous benefits, advancement potential, a pleasant working environment and the opportunity to be part of a successful team. We encourage our employees to purchase stock so that they can become owners of the bank and share in the profits they help generate.

WHAT MAKES A GOOD COMMUNITY BANK EMPLOYEE?

  To be a good employee of a community bank, whether as a teller, a personal banker or the bank's president, all you have to do is remember the Golden Rule:
"Bank unto others as you would have others bank unto you."

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o Welcome our  customers  into the bank with a smile,  do your best  to remember their names, always treat them with respect.

o Treat all non customers just like they are customers.

o Answer all phones in a friendly manner and as quickly as possible. Assume each call is from a good friend who has a big problem.

o Don't make customers wait long. They're in a hurry.

o Be good at your job and knowledgeable about the bank's products.

o If a customer  has a question,  answer it if you can. If you can't

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  answer it, find  someone who can. If they have a problem,  help them solve it.
  And if they get confused, don't blame it on them - find a way to explain things better.

o Always tell the truth to a customer. And if you make a mistake, admit it. That's why we initiated our "Oops!" Program, which pays our customers $3 if we make a mistake.

o You're only human, so there will be times when you become angry at yourself, at a customer, at a co-worker, or at life in general.

o Try to remember that these moments are just a part of life - and that tough times never last.

o Help the bank keep on track. If you think we ever behave in a way inconsistent with community banking, bring it to someone's attention. Be part of the solution, not the problem.

o Treat your co-workers how you would like to be treated.

o Be friendly to kids and teach them. Help them grow up to be money smart.

o Keep your sense of humor. Enjoy your work. Have fun.

  All of this may seem obvious and easy, but it's so important.

OUR MOST IMPORTANT ASSET IS YOU

  People may go into a bank for the first time because of its location, its interest rates, or the kind of accounts it offers. But whether or not they establish a relationship and become loyal customers depends entirely on the people they meet there.

THE BEST DARN CUSTOMER SERVICE AROUND -- BAR NONE

  To all of your customers, you are the bank. You are our face and our voice. If you are friendly, the bank is friendly. If you are helpful, the bank is helpful. If they like you, they like the bank.

  Without you, we can't fulfill our mission of providing true hometown banking for our friends and neighbors. You're the reason that the bank has been such a success and will continue to be so.

  We hope this look at our humble beginnings was a good reminder of your importance to us. It should be obvious that while other banks have chosen to depend on machines, fees and systems, we depend on our people to provide the kind of banking our

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community wants and deserves.

   We also hope this knowledge will make you absolutely certain that joining us was a good career move for you. Since you're just the kind of person we need, we're going to try hard to keep you around for a long time.

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                                   OUR MISSION

   So, let's boil all of this down to a simple "mission statement" that we can all understand, embrace and strive to achieve day in and day out. It's the one thing _we offer customers that really sets us apart from our competition, and that is:

             To provide the best customer service around, bar none.

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LAKE FOREST BANK
& TRUST COMPANY

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LAKE FOREST BANK
& TRUST COMPANY
OF LAKE BLUFF

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BANK OF HIGHWOOD-
FORT SHERIDAN
a branch of Lake Forest Bank & Trust Company

HIGHLAND PARK BANK
& TRUST
a branch of Lake Forest Bank & Trust Company